Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Steven Brink, Chief Financial Officer
Quiksilver, Inc.
(714) 889-2200

Investor Relations:	James Palczynski/Chad A. Jacobs
Integrated Corporate Relations
(203) 682-8200

Media Contact:	Andrea Tagliareni/Jeff Rose
The Rose Group
(310) 280-3710

— Quiksilver, Inc. Successfully Completes Tender Offer for Rossignol —

— Highly Successful Bond Offering is Oversubscribed, Upsized —

     Huntington Beach, California, July 22, 2005—Quiksilver, Inc. (NYSE: ZQK) announced that it had successfully completed its tender offer for the outstanding share capital of Skis Rossignol S.A. (EN Paris: SR). Quiksilver acquired approximately 6.0 million shares during the offering period for €19.00 per share, and at the anticipated July 26, 2005 closing of the transaction, expects to directly or indirectly own approximately 94% of the issued share capital of Rossignol with just over 95% of the voting rights. Quiksilver also announced that the tender offer will be reopened on July 25, 2005 for an additional 15 days to address the remaining outstanding shares. In the event the company acquires an additional 1% of the issued share capital, it is expected to proceed to the mandatory squeeze out to obtain the remaining issued shares.

     Bernard Mariette, President of Quiksilver, Inc., commented, “We are very pleased to have received the support of the Rossignol shareholders in our mission to create the world’s number one outdoor company. We expect the combination of these two great businesses to be powerful, and we are looking forward to moving ahead quickly with our integration plans to demonstrate our potential for growth and increasing value over both the near and long term.”

     Quiksilver anticipates completing today its private placement of ten-year senior notes to facilitate financing the Rossignol acquisition. While the offering was initially planned to raise $350 million, strong demand enabled the company to upsize the over-subscribed offering to $400 million at a coupon rate of 6.875%.

     The senior notes will not be registered under the Securities Act or applicable state securities laws or blue sky laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, Radio Fiji and Island Soul labels. Quiksilver also manufactures apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

     When completed, the acquisition of the Rossignol Group will add the leading collection of alpine ski brands to the Company’s portfolio, including Rossignol, Dynastar, Lange, Look and Kerma, along with Cleveland Golf, a leading manufacturer of golf equipment.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

* * * * *

NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com, http://www.roxy.com, http://www.dcshoecousa.com,
http://www.fidragolf.com, http://www.quiksilveredition.com and http://www.hawkclothing.com